UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2011

Coronado Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-53998	98-0485668
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

518 17th Street, Suite 1000, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 623-1440

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 8, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Vampt Beverage USA, Corp. (“Vampt”) a Nevada corporation, and VB Acquisition Corp. (“VB Acquisition”), a direct wholly-owned subsidiary of our company.

Terms of the Merger Agreement

Upon consummation of the merger, Vampt will become a wholly-owned subsidiary of our company. Under the Merger Agreement, we will issue up to 13,695,325 shares of our common stock as consideration for all of the issued and outstanding shares of common stock of Vampt, and grant up to 2,880,584 share purchase warrants in exchange for all issued and outstanding share purchase warrants of Vampt, as at the effective time of the Merger. Additional share consideration may be payable to Vampt shareholders, which will be determined by the financing activity of Vampt prior to the completion of the merger.

The merger is conditioned upon, among other things, approvals by Vampt stockholders, no legal impediment to the merger, the absence of any material adverse effect on our company or Vampt, completion of due diligence reviews by both companies, and any other necessary approvals. The Merger Agreement contains certain closing conditions that must be satisfied. In addition, we are to be free of material liabilities at closing and are to have no more than 6.5 million shares issued and outstanding at the time of closing. As a result, we intend to settle certain current debts for shares and enter into an equity private placement to fund the balance of our debt obligations.

A copy of the Merger Agreement is included herein as Exhibit 2.1. The Merger Agreement is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Business of Vampt

Vampt (www.vampt.com) is a privately owned Nevada company with the goal of becoming a major producer and global distributor of innovative Ready-to-Drink (“RTD”) Flavored Malt Beverages (“FMB”). The market for single serve, RTD alcohol beverages is expanding every year with new entries and flavors entering the market. Vampt believes it is positioned to become an exciting contender in the RTD industry.

The company has assembled a world-class team of experienced management from the food & beverage industry. Vampt’s top executives were behind the ‘hard’ lemonade products that created the category back in 1999 and are now the second largest brand in North America. They have come together again to launch a unique product that Vampt believes will satisfy a niche in the FMB marketplace.

Vampt beverages are marketed to the 21 to 32 year old men and women. This age group represents the largest consumer of RTD beverages and alcohol. Consumer research indicates that this target group has a strong desire to purchase and consume quality tasting RTD beverages and will switch from their current brands.

Vampt has launched in eight US markets beginning in the first quarter of 2011. The launch was supported by an aggressive guerrilla-style on-premise promotional program, combined with social marketing and grassroots sponsorships. Production is contracted out to Associated Brewing Company, (“ABC”), a multi-national production service provider for start-up beverages companies. City Brewing in La Crosse, Wisconsin was selected as the bottling sites for the US launch. ABC oversees all production phases.

Primary distribution focus in the U.S. will be on grocery, C-Stores, G-Stores, UDS (up and down the street)--retailers that are primarily serviced by beer distributors. This strategy meets the regulatory requirements for distribution of alcoholic beverages. This also ensures that outlets are serviced within industry standards that require a Direct to Store Delivery (“DSD”) distribution system.

Item 9.01. Financial Statements and Exhibits.

2.1	Agreement and Plan of Merger dated as of December 8, 2011 by and among Coronado Corp., Vampt Beverage USA, Corp. and VB Acquisition Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO CORP.

/s/ Donald Sharpe
Donald Sharpe
President and Director
Dated: December 13, 2011